Stock Transfer Agreement

Transferor: Liyuan Sun (hereinafter referred as Party A)

Identity document: ID card ID No. 231002197502081524

Transferee: Harbin Humankind Biology Technology Co., Limited (hereinafter referred as Party B)

(Seal)

Whereas Party A legally owns 68.5% of equity stock of Heilongjiang Huimeijia Pharmaceuticals Co., Ltd (hereinafter referred as “the Company”) and has decided to transfer all 68.5% of stock equity, and that the shareholders meetings of the Company have approved the transfer.

Whereas Party B agrees to acquire the 68.5% of equity stock of Company held by Party A.

Whereas shareholder of Company agrees Party B acquire the 68.5% of stock equity of Company held by Party A.

Based on the principles of friendly negotiation, mutual benefit and consensus, both parties enter into the following agreements on the stock equity transfer:

Article I The quantity and price of transferred stock equity

1.	Party A agrees to transfer to Party B 68.5% of equity stock of Company held by herself. Party B agrees to acquire the said equity stock.

2.	The equity stock to be transferred includes its attached interest and rights and is not subject to (including but not limited to) any lien, mortgage and other interests or rights from the third party.

3.	Party A will be not responsible for any debt, obligation, liabilities or management responsibilities of the Company after the Agreement comes into effect.

4.	Based on the terms of this Agreement, Party A transfers the 68.5% equity stock of Company for the consideration of RMB 68,500,000. Party B agrees to acquire the equity stock for the consideration.

Article II Term and Method to transfer the stock

Party B agrees to pay the price by the following term and method:

Party B agrees to wire the payment to the bank account designated by Party A by installment within three months after both parties signed the Agreement. Meanwhile, both parties need to start the changes of business registration etc.

Article III Shareholder’s rights and obligations

1.	From the effected date of this Agreement on, Party B will execute the shareholder’s rights and fulfill the shareholder’s obligations. If necessary, Party A shall assist Party B to execute shareholder’s rights and fulfill shareholder’s obligations, including sign related documents in the name of Party A.

2.	From the effected date of this Agreement on, Party B shall share the profit and assume risk and loss based on its percentage of total equity stock.

1

Article IV Liabilities of Breach

1.	If one party is default or breaches any terms of this Agreement, the breaching party shall compensate the other party for all its economic loss. Unless otherwise specified, the obeying party also has the right to request terminating the Agreement and claim any damage from the breaching party.

2.	If party B would not pay the consideration within the timeline specified in the Article II of this Agreement, it shall pay the penalty of 1 ‰ of delayed payment for each delayed day. After the payment of penalty, if the breaching causes more loss than penalty, or causes other damages, Party A still has the rights to ask for more compensation for the part which the loss is over the penalty or for the part of other damages.

Article V Dispute resolution

As for all disputes arise from executing this Agreement or related to this Agreement, both parties need to settle the disputes by friendly negotiation. If the disputes are not settled by negotiation, any party has the rights to settle by the following methods:

1.	Submit the dispute for arbitration. The arbitration committee will arbitrate the disputes based on current arbitration. The arbitration decision shall be final and binding on both parties.

2.	Bring a lawsuit in the local court respectively.

Article VI Effect and Termination of Agreement

Effect Terms:

1.	This Agreement is taken in to effect after both parties sign and seal.

2.	After the Agreement is in effect, if any party intends to modify the Agreement, it shall inform to the other party in written form 10 days in advance. The supplementary agreement could be signed based on written negotiated agreement. The supplementary agreement is with the same legal effect with the Agreement.

Termination Terms:

This Agreement could be modified or terminated if either one of the following occurred.

1.	This Agreement could not be executed for the force majeure or any causes that one party could not avoid even if it has no faults.

2.	Either party loses the ability to fulfill this Agreement.

This Agreement is executed in four copies, held by Party A, Party B, Company and Industry and Business Authority. All four copies are with the same legal effect.

Transferor: /s/Liyuan Sun

Transferee: Harbin Humankind Biology Technology Co., Limited (Seal)

Signed on April 10, 2013

2

Supplementary Agreement of Stock Transfer Agreement

Transferor: Liyuan Sun (hereinafter refers to Party A)

ID card No. 231002197502081524

Transferee: Harbin Humankind Biology Technology Co., Limited (hereinafter refers to Party B)

(Seal)

The terms used in this Agreement, unless otherwise specified, contain the same meaning as the definitions in Stock Transfer Agreement (hereinafter refers to Original Agreement) signed on April 10, 2013.

Whereas:

Both parties entered into that certain Stock Transfer Agreement on April 10, 2013 about Harbin Humankind Biology Technology Co., Limited to acquire the 68.5% equity stock of Heilongjiang Huimeijia Pharmaceuticals Co., Ltd (hereinafter refers to HLJ Huimeijia) held by Party A.

Based on the principle of mutual benefit and friendly negotiation, both parties agree to modify the terms of Original Agreement and enter into the following supplementary agreement:

Article I The amendment to the Original Agreement

Article III Shareholder’s rights and obligations of Stock Transfer Agreement is modified and amended into the following terms:

(i) Both parties agree that Party B shall wire 10% of price of transferred shares to an independent third party for escrow. Within seven business days upon the completion of the changes in registration of industry and commerce administration of HLJ Huimeijia, the independent third party will wire the money to the bank account appointed by Party A.

3

(ii) From the effective date of this Agreement, Party B shall begin to assume the procedural rights and obligations of shareholder. However, Party B can not assume substantial rights and obligations, such as ownership on land use rights and the rights to vote on key issues, until the changes in registration of industry and commerce administration of HLJ Huimeijia are completed and Party A has obtained the remaining consideration set forth in the Original Agreement.

Article II From the effective date of this Agreement, it will constitute an integral part of Original Agreement and has the same legal effect as the Original Agreement. If there is any inconsistency between this Agreement and the Original Agreement, this Agreement prevails.

Other than the modified terms in this Agreement, other terms in Original Agreement remain to be effective.

Article III This Agreement is taken into effect after both parties execution and seal.

Article IV This Agreement is executed in four copies, held by Party A, Party B, HLJ Huimeijia and Industry and Business Authority. All four copies are with the same legal effect.

Transferor: /s/ Liyuan Sun

Signed on June 18, 2013

Transferee: Harbin Humankind Biology Technology Co., Limited (Seal)

Signed on June 18, 2013

4